PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 15, 2000



                                9,007,659 SHARES
                                LEGG MASON, INC.
                                  COMMON STOCK




     This prospectus supplement supplements and amends the prospectus dated May 15, 2000, relating to Legg Mason's offering of up to 5,210,000 shares of our common stock, par value $.10 per share, and registering resales of up to 3,797,659 of these shares of our common stock by affiliates of Perigee Inc.




     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                             ----------------------




             The date of this Prospectus Supplement is June 15, 2000

                              SELLING STOCKHOLDERS

     The following table provides the names of and the number of shares of our common stock beneficially owned by certain former stockholders of Perigee Inc., and the percentage of our outstanding common stock beneficially owned by each of these stockholders upon completion of the offering or offerings pursuant to this prospectus, assuming each of these stockholders offers and sells all of its or his/her respective shares. These stockholders may, however, offer and sell all, or some or none of their shares of our common stock. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The respective donees, pledgees and transferees or other successors in interest of these stockholders may also sell the shares listed below as being held by the selling stockholders. None of these stockholders will beneficially own one percent or greater of our outstanding common stock upon the sale of their shares offered hereby. We will receive no proceeds from resales of our common stock by the selling stockholders.


----------------------------------------------------------------------------------------------------------------
    Name of Selling Stockholder          Number of Shares         Number of Shares      Percent of Outstanding
                                       Beneficially Owned(1)     Registered for Sale       Shares After the
                                                                       Hereby                 Offering(2)
----------------------------------------------------------------------------------------------------------------
Clarica Life Insurance Company               1,034,479                1,034,479                    *
----------------------------------------------------------------------------------------------------------------
D. Alex Wilson                                224,032                  224,032                     *
----------------------------------------------------------------------------------------------------------------
Lloyd C. Atkinson                             184,211                  184,211                     *
Sharon Atkinson  (3)
----------------------------------------------------------------------------------------------------------------
Martin R. Taylor                              153,442                  153,442                     *
----------------------------------------------------------------------------------------------------------------
Alexander J. Brown                            148,607                  148,607                     *
----------------------------------------------------------------------------------------------------------------
Gert Steffensen                               148,607                  148,607                     *
----------------------------------------------------------------------------------------------------------------
Stephen M. Daub                               148,606                  148,606                     *
Theresa Daub  (4)
----------------------------------------------------------------------------------------------------------------
John Chamberlain                              129,257                  129,257                     *
----------------------------------------------------------------------------------------------------------------
Ronald Puskarich                              129,257                  129,257                     *
----------------------------------------------------------------------------------------------------------------
David L. H. Yu                                129,257                  129,257                     *
----------------------------------------------------------------------------------------------------------------
David H. Butterfield                          116,099                  116,099                     *
----------------------------------------------------------------------------------------------------------------
Julie E. Kent                                 115,325                  115,325                     *
----------------------------------------------------------------------------------------------------------------
Geoffrey W. Logan                             78,173                   78,173                      *
Susan Logan
Karen Styles
Cathy Logan  (5)
----------------------------------------------------------------------------------------------------------------
Stephen B. Browne                             75,077                   75,077                      *
----------------------------------------------------------------------------------------------------------------
S. Keith Lupton                               73,530                   73,530                      *
----------------------------------------------------------------------------------------------------------------
D.Walter McCormick                            66,564                   66,564                      *
Barbara McCormick
Margaret McCormick
J. Connor McCormick  (6)
----------------------------------------------------------------------------------------------------------------
Thomas P. Moynihan                            63,855                   63,855                      *
----------------------------------------------------------------------------------------------------------------
Nancy Collins                                 60,758                   60,758                      *
----------------------------------------------------------------------------------------------------------------
Elizabeth Ng                                  57,276                   57,276                      *
----------------------------------------------------------------------------------------------------------------
Douglas Dersch                                56,115                   56,115                      *
----------------------------------------------------------------------------------------------------------------
David A. Martin                               54,954                   54,954                      *
----------------------------------------------------------------------------------------------------------------
Richard Vandermey                             54,954                   54,954                      *
----------------------------------------------------------------------------------------------------------------
Paul M. Richardson                            53,019                   53,019                      *
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Vincent Roy                                   52,632                   52,632                      *
----------------------------------------------------------------------------------------------------------------
Lisa M. Caswell                               50,308                   50,308                      *
Caswell Family Trust  (7)
----------------------------------------------------------------------------------------------------------------
Shelly A. McLaughlin                          47,986                   47,986                      *
----------------------------------------------------------------------------------------------------------------
Alexander H. Ruus                             47,988                   47,988                      *
----------------------------------------------------------------------------------------------------------------
Owen D. Phillips                              46,440                   46,440                      *
----------------------------------------------------------------------------------------------------------------
Glen C. Rattray                               42,183                   42,183                      *
----------------------------------------------------------------------------------------------------------------
K. Heather Ritchie                            38,700                   38,700                      *
----------------------------------------------------------------------------------------------------------------
Marcel Latreille                              31,192                   31,192                      *
----------------------------------------------------------------------------------------------------------------
Ken Neely                                     26,006                   26,006                      *
----------------------------------------------------------------------------------------------------------------
Stephen K. Pawlick                            14,007                   14,007                      *
----------------------------------------------------------------------------------------------------------------
Carlee Price                                   7,740                    7,740                      *
----------------------------------------------------------------------------------------------------------------
Wayne K. Provost                               7,740                    7,740                      *
----------------------------------------------------------------------------------------------------------------
John H. Rule                                   7,740                    7,740                      *
----------------------------------------------------------------------------------------------------------------
Thomas J. Pick                                 5,805                    5,805                      *
----------------------------------------------------------------------------------------------------------------
William Dimma                                  2,030                    2,030                      *
----------------------------------------------------------------------------------------------------------------
Derek Ridout                                   1,449                    1,449                      *
----------------------------------------------------------------------------------------------------------------
Stella Thompson                                1,062                    1,062                      *
----------------------------------------------------------------------------------------------------------------
George Cobbe                                    869                      869                       *
----------------------------------------------------------------------------------------------------------------
Carole Salomon                                  869                      869                       *
----------------------------------------------------------------------------------------------------------------
Norman Cunningham                               791                      791                       *
----------------------------------------------------------------------------------------------------------------

* Less than 1%
(1) The selling stockholders currently hold exchangeable shares of Legg Mason Canada Holdings Limited, which are exchangeable at the holder's option into shares of our common stock.
(2) Percentage of 58,599,058 shares of our common stock outstanding as of March 31, 2000.
(3) Beneficial ownership is shared by Lloyd C. Atkinson and Sharon Atkinson through 1102483 Ontario Inc.
(4) Includes 146,052 shares as to which Stephen M. Daub and Theresa Daub share beneficial ownership through 976859 Ontario Inc., and 2,554 shares beneficially owned by Stephen M. Daub alone.
(5) Beneficial ownership is shared by Geoffrey W. Logan, Susan Logan, Karen Styles and Cathy Logan through Kasuca Consulting Ltd.
(6) Includes 48,762 shares as to which D. Walter McCormick, Barbara McCormick, Margaret McCormick and J. Connor McCormick share beneficial ownership through Thorin Capital Inc., and 17,802 shares beneficially owned by D. Walter McCormick alone.
(7) Includes 27,961 shares as to which Lisa Caswell and the Caswell Family Trust share beneficial ownership through CHAGR Holdings Inc., and 22,347 shares beneficially owned by Lisa Caswell alone.


                              PLAN OF DISTRIBUTION

         This prospectus supplement covers the resale of 3,797,659 previously issued shares of our common stock by affiliates of Perigee. Such a resale may be effected directly or indirectly through brokers or dealers on the New York Stock Exchange, in the over-the-counter market, on any other securities exchange on which shares of our common stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such a resale or redistribution also may be effected through a block trade (which may involve cross trades) in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its own account; exchange distributions and/or secondary distributions in accordance with the rules of the New

York Stock Exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; an offering at other than a fixed price on or through the facilities of the New York Stock Exchange or to or through a market maker otherwise than on the New York Stock Exchange; pledges to lenders as a collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; and any other legally available means.

     In connection with resales or redistributions of our common stock or otherwise, a selling stockholder may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also sell our common stock short and redeliver shares to close out such short positions. A selling stockholder may also enter into option or other transactions with brokers, dealers or other financial institutions which require the delivery to such broker, dealer or other financial institution of our common stock covered hereby, which common stock may be resold by such broker, dealer or other financial institution pursuant to this prospectus. In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The broker-dealers participating in such a resale or redistribution may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of our common stock and any commissions received by any of these broker-dealers may be regarded as underwriting commissions under the Securities Act of 1933. The shares of our common stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices. The selling stockholders will pay any brokerage commissions and taxes of any kind (including, without limitation, transfer taxes).